PHREADZ USA, LLC.
CORPORATE LOAN AGREEMENT

$______________	NEVADA	April __, 2010

FOR VALUE RECEIVED, the undersigned, Phreadz USA, LLC., a Nevada Corporation  (referred to herein as the “Borrower” or “FRDZ”), with offices at 63 Main Street, Flemington, NJ 08822, hereby unconditionally promises to pay to the order of ____________, his endorsees, successors and assigns (the “Lender”), in lawful money of the United States, at 12 Fisher King Road, Skillman NJ 08558, or such other address as the Lender may from time to time designate, the principal sum of Fifty Thousand Dollars ($50,000USD) (the “Loan”).  This Note shall mature and become due and payable in full on June 30, 2010 (the “Maturity Date”).

1.	Terms of Repayment. Interest on this Note shall be calculated as follows:

(a)           Simple Interest at the rate of eight percent (8%) per annum from the date funds received hereof through the Maturity Date or until the reverse merger.

(b)           Interest shall be due and payable as follows:

Interest as described in (a) will accrue on receipt of funds by FRDZ until June 30, 2010. Beginning on the date funds are received and on the last day of each month thereafter, unless deferred by Lender under the Deferral Right, defined below, interest will be accrued on the principal amount as an interest payable amount.

In the alternative this loan may be repaid immediately after the close of a reverse merger transaction, (The “close” being defined section 13) and as immediately after the filing of a Form 8-k with the SEC (“Securities and Exchange Commission”) formalizing and disclosing the details and definitative closing documents of a reverse merger transaction.

(c)           As per the preceding paragraph and in the alternative of  1.(a) and 1.(b) above the Note may be repayable with $12,500.00USD in cash.

If any payment made by the Borrower or any other person is applied to this Note and is at any time annulled, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the proceeds of any property hereafter pledged as security for this Note is required to be returned by Lender to the Borrower, its estate, trustee, receiver or any other party, including, without limitation, under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the Borrower’s liability hereunder (and any lien, security interest or other collateral securing such liability) shall be and remain in full force and effect, as fully as if such payment had never been made, or, if prior thereto any such lien, security interest or other collateral hereunder securing the Borrower’s liability hereunder shall have been released or terminated by virtue of such cancellation or surrender, this Note (and such lien, security interest or other collateral) shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of the Borrower in respect to the amount of such payment (or any lien, security interest or other collateral securing such obligation).

(c)         All computations of interest shall be made by Lender on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.  Whenever any payment to be made hereunder shall be stated to be due on a day which is not a business day, such payment shall be made on the next succeeding day and such extension of time shall in such case be included in the computation of payment of interest.

(d)         The Borrower may prepay all or any part of the outstanding principal amount of this Note, together with accrued interest without penalty.

2.           Liability of the Borrower.  The Borrower is unconditionally, and without regard to the liability of any other person, liable for the payment and performance of this Note and such liability shall not be affected by an extension of time, renewal, waiver, or modification of this Note or the release, substitution, or addition of collateral for this Note.  Each person signing this Note consents to any and all extensions of time, renewals, waivers, or modifications, as well as to release, substitution, or addition of guarantors or collateral security, without affecting the Borrower’s liabilities hereunder.  Lender is entitled to the benefits of any collateral agreement, guarantee, security agreement, assignment, or any other documents which may be related to or are applicable to the debt evidenced by this Note, all of which are collectively referred to as “Loan Documents” as they now exist, may exist in the future, have existed, and as they may be amended, modified, renewed, or substituted.

3.           Representations and Warranties.  The Borrower represents and warrants as follows:  (i) the Borrower is a LLC duly organized, validly existing and in good standing under the laws of the State of Nevada; (ii) the execution, delivery and performance by the Borrower of this Note are within the Borrower's powers, have been duly authorized by all necessary action, and do not contravene (A) the Borrower's certificate of incorporation or by-laws or (B) (x) any law or (y) any agreement or document binding on or affecting the Borrower, (iii) no authorization or approval or other action by, and no notice to or filing with, any governmental authority, regulatory body or third person is required for the due execution, delivery and performance by the Borrower of this Note; (iv) this Note constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms except as enforcement hereof may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and subject to the applicability of general principles of equity; (v) the Borrower has all requisite power and authority to own and operate its property and assets and to conduct its business as now conducted and proposed to be conducted and to consummate the transactions contemplated hereby; (vi)  the Borrower is duly qualified to conduct its business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it, or in which the transaction of its business makes such qualification necessary; (vi) there is no pending or, to the Borrower 's knowledge, threatened action or proceeding affecting the Borrower before any governmental agency or arbitrator which challenges or relates to this Note or which may otherwise have a material adverse effect on the Borrower; (viii) after giving effect to the transactions contemplated by this Note, the Borrower is Solvent; (ix) the Borrower is not in violation or default of any provision of (A) its certificate of incorporation or by-laws, each as currently in effect, or (B) any instrument, judgment, order, writ, decree or contract, statute, rule or regulation to which the Borrower is subject, and (x) this Note is validly issued, free of any taxes, liens, and encumbrances related to the issuance hereof and is not subject to preemptive right or other similar right of members of the Borrower.

4.           Covenants.  So long as any principal or interest is due hereunder and shall remain unpaid, the Borrower will, unless the Lender shall otherwise consent in writing:

(a)         Maintain and preserve its existence, rights and privileges;

(b)         The Company will not incur any indebtedness, other than indebtedness incurred in the ordinary course of business, bank financing (ie. revolving credit facility, note payable), borrowings that are security by the current assets of the Company (ie. receivables financing), investment margin agreements, or debt that is outstanding on the date hereof, unless such indebtedness is subordinated to the prior payment in full of this Note on terms reasonably satisfactory to the Lender;

(c)          Not (i) directly or indirectly sell, lease or otherwise dispose of (A) any of its property or assets other than in its ordinary course of business or (B) substantially all of its properties and assets, in the aggregate, to any person(s), whether in one transaction or in a series of transactions over any period of time, (ii) merge into or with or consolidate with any other person or (iii) adopt any plan or arrangement for the dissolution or liquidation of the Borrower;

(d)         Give written notice to Lender upon the occurrence of an Event of Default (as defined below) or any event but for the giving of notice or lapse of time, or both, would constitute an Event of Default within five (5) Business Days of such event;

(e)         Comply in all material respects with all applicable laws (whether federal, state or local and whether statutory, administrative or judicial or other) and with every applicable lawful governmental order (whether administrative or judicial).

(f)          Not redeem or repurchase any of its capital stock;

(g)         Not (i) make any advance or loan to any person, firm or corporation, except for reasonable travel or business expenses advanced to the Company's employees or independent contractors in the ordinary course of business, or (ii) acquire all or substantially all of the assets of another entity;

(h)         Not prepay any indebtedness, except for trade payables incurred in the ordinary course of the Borrower's business; and

(i)          Not take any action which would impair the rights and privileges of this Note set forth herein or the rights and privileges of the holder of this Note; and

(j)          Deliver to the Lender quarterly financial statements within thirty (30) days after the end of each quarter in form, scope and substance satisfactory to the Lender and annual audited financial statements within ninety (90) days after the end of each fiscal year.

5.           Events of Default.  Each and any of the following shall constitute a default and, after expiration of a grace period, if any, shall constitute an “Event of Default” hereunder:

(a)         the nonpayment of principal, late charges or any other costs or expenses promptly when due of any amount payable under this Note;

(b)         an Event of Default under this Note (other than a payment default described above), [or any other failure of the Borrower to observe or perform any present or future agreement of any nature whatsoever with Lender], including, without limitation, any covenant set forth in this Note;

(c)          if Borrower shall commence any case, proceeding or other action: (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution, composition or other relief with respect to it or its debts; or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, or the Borrower shall make a general assignment for the benefit of its creditors; or (iii) there shall be commenced against the Borrower any case, proceeding or other action of a nature referred to above or seeking issuance of a warrant of attachment, execution, distrait or similar process against all or any substantial part of its property, which case, proceeding or other action results in the entry of any order for relief or remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) the Borrower shall take any action indicating its consent to, approval of, or acquiescence in, or in furtherance of, any of the acts set forth; or (iv) the Borrower shall generally not, or shall be unable to, pay its debts as they become due or shall admit in writing its inability to pay its debts;

(d)         any representation or warranty made by the Borrower or any other person or entity under this Note or under any other Loan Documents shall prove to have been incorrect in any material respect when made; or

(e)          an event of default or default shall occur and be continuing under any other material agreement, document or instrument binding upon the Borrower including, without limitation, any instrument for borrowed money in excess of fifty thousand dollars ($50,000)  (whether or not any such event of default or default is waived by the holder thereof).

(f)           the entry of any judgment against Borrower or any of its property for an amount in excess of fifty thousand dollars ($50,000) that remains unsatisfied for thirty (30) days;

(g)          any material adverse change in the condition or affairs (financial or otherwise) of the Borrower shall occur which, in the sole opinion of the Lender, increases its risk with respect to loans evidenced by this Note;

(h)          the sale of all or substantially all of the assets, or change in ownership or the dissolution, liquidation, merger, consolidation, or reorganization of Borrower without the Lender’s written consent.

6.           Lender’s Rights Upon Default.  Upon the occurrence of any Event of Default, the Lender may, at its sole and exclusive option, do any or all of the following, either concurrently or separately: (a) accelerate the maturity of this Note and demand immediate payment in full, whereupon the outstanding principal amount of the Note and all obligations of Borrower to Lender, together with accrued interest thereon and accrued charges and costs, shall become immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived; and (b) exercise all legally available rights and privileges.

7.           Usury.  In no event shall the amount of interest paid or agreed to be paid hereunder exceed the highest lawful rate permissible under applicable law.  Any excess amount of deemed interest shall be null and void and shall not interfere with or affect the Borrower’s obligation to repay the principal of and interest on the Note.  This confirms that the Borrower and, by its acceptance of this Note, the Lender intend to contract in strict compliance with applicable usury laws from time to time in effect.  Accordingly, the Borrower and the Lender stipulate and agree that none of the terms and provisions contained herein shall ever be construed to create a contract to pay, for the use or forbearance of money, interest in excess of the maximum amount of interest permitted to be charged by applicable law from time to time in effect.

8.           Costs of Enforcement. Borrower hereby covenants and agrees to indemnify, defend and hold Lender harmless from and against all costs and expenses, including reasonable attorneys’ fees and their costs, together with interest thereon at the Prime Rate, incurred by Lender in enforcing its rights under this Note; or if Lender is made a party as a defendant in any action or proceeding arising out of or in connection with its status as a lender, or if Lender is requested to respond to any subpoena or other legal process issued in connection with this Note; or reasonable disbursements arising out of any costs and expenses, including reasonable attorneys’ fees and their costs incurred in any bankruptcy case; or for any legal or appraisal reviews, advice or counsel performed for Lender following a request by Borrower for waiver, modification or amendment of this Note or any of the other Loan Documents.

9.           Governing Law.  This Note shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns; provided that the Borrower may not assign this Note, in whole or in part, by operation of law or otherwise, without the prior written consent of the Lender.  The Lender may assign or otherwise participate out all or part of, or any interest in, its rights and benefits hereunder and to the extent of such assignment or participation such assignee shall have the same rights and benefits against the Borrower as it would have had if it were the Lender.  This Note, and any claims arising out of relating to this Note, whether in contract or tort, statutory or common law, shall be governed exclusively by, and construed in accordance with the laws of the State of Nevada without regard to principles of conflicts of laws.

10.         Jurisdiction.  THE BORROWER CONSENTS THAT ANY LEGAL ACTION OR PROCEEDING AGAINST IT UNDER, ARISING OUT OF OR IN ANY MANNER RELATING TO THIS NOTE, OR ANY OTHER INSTRUMENT OR DOCUMENT EXECUTED AND DELIVERED IN CONNECTION HEREWITH SHALL BE BROUGHT EXCLUSIVELY IN ANY COURT OF NEW YORK.  THE BORROWER, BY THE EXECUTION AND DELIVERY OF THIS NOTE, EXPRESSLY AND IRREVOCABLY CONSENTS AND SUBMITS TO THE PERSONAL JURISDICTION OF ANY OF SUCH COURTS IN ANY SUCH ACTION OR PROCEEDINGS.  THE BORROWER AGREES THAT PERSONAL JURISDICTION OVER IT MAY BE OBTAINED BY THE DELIVERY OF A SUMMONS BY PERSONAL DELIVERY OR OVERNIGHT COURIER AT THE ADDRESS PROVIDED IN SECTION 11 OF THIS NOTE.  ASSUMING DELIVERY OF THE SUMMONS IN ACCORDANCE WITH THIS PROVISION, THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ANY ALLEGED LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OF FORUM NON-CONVENIENS OR ANY SIMILAR BASIS.

11.           Miscellaneous. (a) Borrower hereby waives protest, notice of protest, presentment, dishonor, and demand.  (b) Time is of the essence for each of Borrower’s covenants under this Note.  (c) The rights and privileges of Lender under this Note shall inure to the benefit of its successors and assigns.  All obligations of Borrower in connection with this Note shall bind Borrower’s successors and assigns, and Lender’s conversion rights shall succeed to any successor securities to Borrower’s common stock.  (d) If any provision of this Note shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, but this Note shall be construed as if such invalid or unenforceable provision had never been contained herein.  (e) The waiver of any Event of Default or the failure of Lender to exercise any right or remedy to which it may be entitled shall not be deemed a waiver of any subsequent Event of Default or Lender’s right to exercise that or any other right or remedy to which Lender is entitled.   No delay or omission by Lender in exercising, or failure by Lender to exercise on any one or more occasions, shall be construed as a waiver or novation of this Note or prevent the subsequent exercise of any or all such rights. (f) This Note may not be waived, changed, modified, or discharged orally, but only in writing.

12.           Notice, Etc.  Any notice required by the provisions of this Note will be in writing and will be deemed effectively given:  (a) upon personal delivery to the party to be notified; (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt, and delivered as follows:

If to the Borrower:
Phreadz USA, LLC.
63 Main Street
Flemington, NJ 08822

If to Lender:
Ellen McDonald
12 Fisher King Road
Skillman NJ 08558

or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties

13.           Definitions.  As used herein, the term "Solvent" shall mean, with respect to any person or entity on a particular date, that on such date (i) the fair value of the property of such person or entity is not less than the total amount of the liabilities of such person or entity, (ii) the present fair salable value of the assets of such person or entity is not less than the amount required to pay (E) the probable liability on such person's existing debts as they become absolute and matured, (iii) such person or entity is able to realize upon its assets and pay its debts and other liabilities, (iv) such person or entity does not intend to, and does not believe that it will, incur debts or liabilities beyond such person or entity's ability to pay as such debts and liabilities mature and (v) such person or entity is not engaged in business or a transaction, and is not about to engage in a business or a transaction, for which such person's or entity's property would constitute unreasonably small capital.  The term “Reverse Merger” shall be defined as upon the filing of the 8K concerning the merger between Phreadz LLC and Atwood Mining and Mineral.

      IN WITNESS WHEREOF, the undersigned has executed this CORPORATE LOAN AGREEMENT as of the date first set forth above.

By the Borrower:

SIGNED:_______________________________	)
)
James Hunt	)
)
in the presence of:	)
)
Witness Signature:_________________________	)

SIGNED:_______________________________	)
)
Nicholas Thompson	)
)
in the presence of:	)
)
Witness Signature:_________________________	)

By the Lender:

SIGNED:_______________________________	)
)
_________________________________________	)
)
in the presence of:	)
)
Witness Signature:_________________________	)